Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 10th day of September, 2003, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Mary Kay Fenton, residing at 1381 Farmington Avenue, West Hartford, CT 06107 (the “Employee”). This Agreement amends and restates the Employment Agreement between the Company and the Employee dated October 5, 2000 (the “Original Agreement”).

WHEREAS, the Company desires to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2005 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.

2. Title; Capacity. The Employee shall serve as Senior Director, Finance or in such other reasonably comparable position as the Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. The Board may also designate an officer of the Company to whom you shall report.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $145,000 for the fifteen-month period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board.

3.2 Bonus. The Employee shall be eligible to receive additional compensation of up to 20% of the Employee’s then current base salary based upon the Employee’s achievement of certain performance goals mutually agreed upon between the Employee and the Board.

3.3 Stay Bonus. If the Employee remains employed by the Company on September 10, 2004, the Employee shall be entitled to additional cash compensation equal to a payment of 8% of the Employee’s then current base salary.

3.4 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Employee shall be entitled to three weeks paid vacation per year, to be taken at such times as may be approved by the Board.

3.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.6 Equity. Upon the approval of the Board of Directors of the Company, the Employee shall be granted an incentive stock option for the purchase of 25,000 shares of the Company’s common stock, at a price per share equal to the fair market value at the time of Board of Director approval. These shares shall vest over four years, with 25% of the shares subject to the grant vesting September 10, 2004 and the remainder vesting in equal quarterly installments for the three-year period thereafter.

3.7 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Employee, for Good Reason (as defined below) within twelve months following the consummation of a Corporate Transaction (as defined below), upon not less than two weeks’ prior written notice of termination, which notice shall identify the Good Reason upon which the termination is based;

4.4 Upon the death or disability (as defined below) of the Employee;

4.5 At the election of the Company, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Employee, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement (except for Section 6 hereof).

5.2 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 4.6, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Sections 3.1 and 3.4 through the last day of his or her actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his or her salary as in effect on the date of termination until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company.

5.3 Survival. The provisions of Sections 6, 8 and 10 shall survive the termination of this Agreement.

5.4 Effect of Termination on Equity. In the event the Employee’s employment with the Company is terminated (i) by the Employee pursuant to Section 4.3 or (ii) within 12 months following a Corporate Transaction, by the Company pursuant to Section 4.5, then an additional 50% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the Employee’s termination.

5.5 Release. The payment to the Employee of the amount payable under Section 5.2(b) shall (i) be contingent upon the Employee’s entering into a binding release prepared by counsel to the Company and reasonably acceptable to the Company and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in Section 5.2(b).

6. Termination Obligations.

6.1 Return of Company’s Property. Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of information pertaining to the Company’s proprietary information.

6.2 Cooperation in Pending Work. Following any termination of Employee’s employment, Employee shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Employee shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Employee’s acts or omissions while employed by the Company.

7. Effect of Corporate Transaction. In the event the Company consummates a Corporate Transaction that is not a Private Transaction (as defined below), then an additional 25% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the consummation of such transaction.

8. Non-Competition and Non-Solicitation Agreement. The Employee shall execute, simultaneously with the execution of this Agreement, the Amended and Restated Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

9.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to substantially perform his or her reasonably assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony or (c) breach by the Employee of any material provision of this Agreement, any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company, which breach is not cured within thirty days written notice thereof.

9.2 “Corporate Transaction” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

9.3 “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

9.4 “Good Reason” shall exist upon (i) mutual written agreement by the Employee and the Board of Directors of the Company that Good Reason exists; (ii) the Employee being required by the Company to relocate such that such Employee’s daily commute shall exceed 60 miles without the written consent of the Employee; (iii) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within thirty days of written notice thereof; or (iv) demotion of the Employee to a position with responsibilities substantially less than such Employee’s current position without the prior consent of the Employee; provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction so long as the Employee’s responsibilities are not substantially diminished.

9.5 “Private Transaction” shall mean any Corporate Transaction where the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) and/or (iii) securities for which the Company or any other issuer thereof has agreed to file a registration statement within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.

10. Miscellaneous.

10.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including the Original Agreement. The parties hereby agree that as of the date hereof, the Original Agreement is of no further force or effect and the Company shall have no obligations to the Employee under such Original Agreement. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

10.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.2.

10.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee and approved by a majority of the members of the Board of Directors of the Company.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

10.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.10 Employee’s Acknowledgments. The Employee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Employee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Marios Fotiadis
Name:	Marios Fotiadis
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Mary Kay Fenton
Mary Kay Fenton

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 dated January 1, 2006 (the “Amendment”) to the Amended and Restated Employment Agreement (the “Agreement”), dated as of September 10, 2003, by and between Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mary Kay Fenton (the “Employee”), is entered into by and between the Company and the Employee.

For valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2007 (such period as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. This agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Employment Period, either party has notified the other party that this Agreement shall not so renew.”

Except as amended hereby, the Agreement shall remain in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael D. Kishbauch
Name:	Michael D. Kishbauch
Title:	President and Chief Executive Officer

/s/ Mary Kay Fenton
Mary Kay Fenton